FOR IMMEDIATE RELEASE         Media Contact: Tracy Richmond
February 8, 2017     tracy.richmond@mindbodyonline.com
805-586-3226

Adam Miller, Founder and CEO of Cornerstone OnDemand, is Appointed to
MINDBODY Board of Directors

San Luis Obispo, CA – February 8, 2017 – MINDBODY (NASDAQ: MB), the leading provider of cloud-based business management software for the wellness services industry, today announced the appointment of Adam Miller to its Board of Directors.

Miller is the founder and CEO of Cornerstone OnDemand (NASDAQ: CSOD), a global leader in cloud-based human capital management software. Cornerstone helps organizations realize the potential of the modern workforce by pioneering solutions for recruiting, training and managing employees. Under Miller’s leadership, Cornerstone experienced a compound annual revenue and bookings growth rate of more than 50 percent from 2007 through 2015, and its solutions are used by more than 2,800 clients worldwide, spanning nearly 28 million users.

In addition, Miller is an active social entrepreneur. He is chairman of the Cornerstone OnDemand Foundation, which helps nonprofits around the world better develop, engage and empower their employees and the people they serve. He is also the chairman of Team Rubicon, a nonprofit organization committed to repurposing the skills of military veterans for disaster response; and he serves on the executive board of FARE (Food Allergy Research & Education), which works to improve the quality of life and health of those with food allergies.

“Adam directs his passions toward making the world a better place,” said Rick Stollmeyer, MINDBODY’s CEO and Co-founder. “His dedication to the greater good and his talent for leading a successful, high-growth SaaS company make him an invaluable addition to our board. We are proud to welcome him to the MINDBODY family.”

“It’s an honor to work with a company like MINDBODY that helps wellness practitioners worldwide make a difference in their communities,” said Miller. “I’m incredibly excited to be a part of creating cutting-edge technology that connects the world of wellness and supports the people who help us all live happier, healthier lives.”

Miller recently received the 2017 Best Practices Institute CEO Award and was named an Ernst & Young Entrepreneur of the Year in 2011. He also was recognized as CEO of the Year by the Southern California Technology Association in 2009. He holds a B.A. from the University of Pennsylvania, a B.S. from the Wharton School of Business, a J.D. from the UCLA School of Law and a M.B.A. from UCLA’s Anderson School of Business. Prior to founding Cornerstone, Miller was an investment banker and consultant.

About MINDBODY
MINDBODY, Inc. (NASDAQ: MB) is the leading provider of cloud-based business management software for the wellness services industry and a rapidly growing consumer brand. Over 58,000 local businesses and 326,000 wellness practitioners in over 130 countries and territories use MINDBODY's integrated software and payments platform to run, market and build their businesses. These practitioners provide a variety of wellness services to millions of consumers who use the MINDBODY platform to more easily evaluate, engage and transact with them to live healthier and happier lives. For more information, visit mindbodyonline.com.

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